ISSUER FREE WRITING PROSPECTUS
Dated July 23, 2013
Filed Pursuant to Rule 433
Registration No. 333-187240

AMERICAN REALTY CAPITAL PROPERTIES, INC.
FREE WRITING PROSPECTUS

American Realty Capital Properties, Inc. (the “Company”) filed an automatically effective universal shelf registration statement on Form S-3 (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, any prospectus supplements thereto and other documents that the Company has filed with the SEC for more complete information about the Company and its offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

The prospectus, dated March 13, 2013, and the preliminary prospectus supplement dated July 23, 2013 thereto, are available on the SEC Web site at:
http://www.sec.gov/Archives/edgar/data/1507385/000114420413014900/v337914_s3asr.htm and

http://www.sec.gov/Archives/edgar/data/1507385/000114420413040583/v350481_424b5.htm

Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1+ (866) 803-9204; or

•	Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1+ (800) 831-9146.

Annex A

July 2013 $300,000,000 Convertible Senior Notes Offering due 2018

Additional Information about the Proposed Transaction and Where to Find It This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. In connection with the proposed transaction, American Realty Capital Properties, Inc. (“ARCP”) has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus and supplements there to, including the Risk Factors set forth therein, and the documents that we have filed as exhibits to the registration statement, of which the prospectus and supplements there to are a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Before you invest, you should read the prospectus in the registration statement and supplements there to and other documents we have filed with the SEC for more complete information about ARCP and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from either J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (866) 803-9204, or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (800) 831-9146. 2

Forward-Looking Statements Information set forth herein contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to the company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our use of the proceeds of offerings of securities; our business and investment strategy; our ability to renew leases as they expire; the performance and economic condition of our tenants; our ability to make additional investments in a timely manner or on acceptable terms; current credit market conditions and our ability to obtain long-term financing for our property investments in a timely manner and on terms that are consistent with what we project when we invest in the property; the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets; our ability to make scheduled payments on our debt obligations; our ability to generate sufficient cash flows to make distributions to our stockholders; the degree and nature of our competition; the availability of qualified personnel; our ability to maintain our qualification as a real estate investment trust, for U.S. federal income tax purposes, or REIT; we may not be able consummate our pending merger with CapLease, Inc. (“CapLease”), or our pending merger with American Realty Capital Trust IV, Inc. (“ARCT IV”) (“collectively, the mergers”); we may be unable to integrate into our existing portfolio the portfolio of 447 properties we purchased from certain affiliates of GE Capital Corp. (“the GE Capital Portfolio”), on June 27, 2013, which could negatively impact our future business and financial results; and if one or more of the CapLease or ARCT IV mergers is consummated, as applicable, we may encounter substantial difficulties and expenses in integrating ARCT IV’s or CapLease’s properties and systems into our operations and systems, resulting in disruption to our ongoing business and the business of the combined company. Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Agenda Transaction Summary 5 ARCP Overview 7 ARCT IV Acquisition Overview 20 Page Appendix 26 4

Transaction Summary Convertible Senior Notes Issuer: American Realty Capital Properties, Inc. Offering size: $300 million Over-allotment: $30 million (10%) Maturity: 5 years Indicative coupon range: 2.50 – 3.00% Conversion premium: 20.0 – 25.0% Call features: Non-call life Put features: No scheduled puts Expected pricing: July 23, 2013 (after market close) Format: SEC registered Settlement: Cash, common stock or combination thereof Use of proceeds: Repay debt, general corporate purposes Bookrunners: J.P. Morgan, Citigroup, Barclays, BMO Capital Markets and KeyBanc Capital Markets Co-managers: JMP, Ladenburg Thalmann and RCS Capital Stabilization agent: J.P. Morgan 5

Agenda Transaction Summary 5 ARCP Overview 7 ARCT IV Acquisition Overview 20 Page Appendix 26 6

ARCP Overview Unique Strategy: ARCP maintains a differentiated strategy by acquiring properties leased for both long-term and mid-duration terms •Stable Income Plus Growth: ARCP offers a well-diversified net lease portfolio with high credit quality tenants with brand identity, long-weighted and mid-weighted average lease terms and growth potential •Significant Size and Scale: 2nd largest listed net lease REIT with an enterprise value of over $10 billion (assuming consummation of CapLease / ARCT IV) •Access to public capital markets to support growth •Able to lower cost of capital with an expected investment grade rating •Larger REITs tend to deliver stronger performance, trade at better multiples •Financial Flexibility: Low borrowing costs, significant liquidity to fund accretive growth and well-laddered debt maturities •Materially Lower Operating Costs: ARCP has a more efficient cost structure, having eliminated acquisition and financing fees, reduced management fees and benefiting from economies of scale •Expert Management Team: Experienced, expert management team that assembled and managed the real estate portfolio 7

Notable Recent ARCP Activity ARCP has utilized its low cost of capital to thoughtfully and deliberately increase its scale, diversify its portfolio and grow projected AFFO per share Event Date Pro Forma Number of Properties Enterprise Value(1) ($M) New Year's Day 2013 01/01/13 148 $ 309 ARCT III Merger (closed) 02/28/13 692 $ 3,000 CapLease Merger (announced) 05/28/13 793(1) $ 6,000 MSCI RMZ Inclusion 05/31/13 $ 6,000 GE Portfolio Acquisition(2) (announced) 05/31/13 1,240(1) $ 6,000 $900M Direct Equity Placement (closed) 06/07/13 $ 6,000 Russell 3000 Inclusion Effective 07/01/13 $ 6,000 ARCT IV Merger (announced) 07/02/13 2,414(1) $ 10,000 (1) Pro forma basis at the time of the announced transaction. (2) The GE Portfolio Acquisition was closed on June 27, 2013. 8

ARCP Shareholder Benefits of ARCT IV Merger •AFFO Accretion: 2013E AFFO guidance of $0.91 to $0.95 increases to pro forma 2014E revised AFFO guidance of $1.19 to $1.25 •31% projected AFFO per share growth in midpoints from 2014 over 2013 •Dividend Increase: Annualized dividend increases from $0.91 to $0.94 per share at the earlier of closing ARCT IV / CapLease •AFFO payout ratio decreases to less than 80% •Greater Equity Float: Immediate MSCI index rebalance provides market support for additional stock equivalent of $200 million •Diversification Improves: Portfolio diversification increases by every relevant metric •Income Stability Maintained: ARCP’s income stability maintained: •Top 10 tenant concentration reduced to less than 30%; •59% of pro forma annualized rents come from investment grade tenants; and •Weighted average lease duration increases to 9 years on a pro forma basis.

AFFO per share is projected to grow significantly from 2013 to 2014 ARCP Pro Forma Earnings Guidance ($ amounts in millions, except per share data) 2014E Revised Guidance Low High FFO/share (fully diluted) $1.17 $1.23 AFFO/share (fully diluted) $1.19 $1.25 Second-Half 2013 Key Assumptions: •Acquisitions: Acquire an additional $300 million of assets (balance of 2013) •Capitalization: 50% equity issuance, 50% debt utilization •Shares Outstanding: 261.0 million (fully diluted) 2014 Key Assumptions: •Acquisitions: Acquire $1 billion of assets •Capitalization: 65% equity issuance, 35% debt utilization •Weighted Average Shares Outstanding: 396.0 million (fully diluted; assumed 25% ARCT IV cash election) Note: Using mid points of guidance range.

ARCP’s Annualized Dividend will Increase for the 7th Consecutive Quarter(1) (1) Dividend will increase to $0.94 upon the earlier of either the consummation the CapLease or ARCT IV transactions. (2) Dividends based on dividend rate at the end of each period. $0.875 $0.875 $0.880 $0.885 $0.890 $0.895 $0.900 $0.910 $0.940 $0.840 $0.860 $0.880 $0.900 $0.920 $0.940 $0.960 Q'3 2011 Q'4 2011 Q'1 2012 Q'2 2012 Q'3 2012 Q'4 2012 Q'1 2013 Q'2 2013 ARCP Post Merger Per Share Historical Annualized Dividend(2) While distributions continue to increase, AFFO payout ratio falls below 80%, providing additional room for future dividend growth 11

Only 7.6% of Leases Mature in the Next 3 Years Near term lease roll-over limited to 22.3% through 2017 1.7% 2.2% 3.7% 5.5% 9.3% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 2013 2014 2015 2016 2017 Pro Forma Lease Maturities - Next 5 Years (1) Note: Assumes closing of previously announced transactions. Excludes certain CapLease assets contemplated to be held-for-sale and lease-up assumptions with respect to two multi-tenant properties. (1) Based on percentage of GAAP Rent. 12

ARCP’s Proven Management Team Demonstrated value creation, deep knowledge of the portfolio and superior public company and capital markets experience with over $15 billion of real estate acquisitions in the last decade Nicholas S. Schorsch Chairman & CEO •CEO of ARCP’s manager (ARC Properties Advisors) •Former Chairman & CEO of American Realty Capital Trust, Inc. (“ARCT”) (NASDAQ: ARCT) (acquired by Realty Income in January 2013) •Former CEO of American Financial Realty Trust (NYSE: AFR) •Two-Time Ernst & Young Entrepreneur of the Year Brian S. Block Chief Financial Officer •Chief Financial Officer of ARCP’s manager (ARC Properties Advisors) •Former Chief Financial Officer, ARCT (prior to 3/1/12 internalization) •Former Chief Accounting Officer, American Financial Realty Trust (NYSE: AFR) •Former public accounting experience (Ernst & Young and Arthur Andersen) Michael Weil President •President of ARCP’s manager (ARC Properties Advisors) •CEO of Realty Capital Securities, LLC •Former Senior VP, Sales & Leasing of American Financial Realty Trust (NYSE: AFR) Brian D. Jones Chief Operating Officer •Former Chief Financial Officer, ARCT •Previously real estate investment banker at Robert W. Baird, Morgan Stanley, UBS and PaineWebber •Previously real estate tax manager Coopers & Lybrand Supported by a team of over 100 professionals Asset Management Property Management Accounting Legal Human Resources Capital Markets 13

ARCP’s Management Structure Brings Significant Benefits to Shareholders Scale and expertise generate better execution at lower costs, resulting in higher shareholder values •Largest, most experienced U.S. buyer of net lease real estate •Strong, consistent track record in net lease space •Performance based management compensation •Vertically integrated team of 100+ professionals •Potential for additional bench strength from LSE’s experienced management team •Efficient operational, legal and administrative support 14

ARCP Acquisition Capabilities Span the Deal Landscape Single Asset Acquisitions •ARCP’s 100+ investment professionals source, underwrite, negotiate and close granular, single asset acquisitions with great precision •$367 million of acquisitions year-to-date, comprised of 81 properties •Proprietary capabilities help generate superior results at a lower cost to shareholders Portfolio Acquisitions •Preferred buyer of large portfolios due to speed of execution and certainty of close •$774 million GE portfolio, comprised of 447 properties (closed 6/27/2013) Corporate Mergers •$8.4 billion of 2013 mergers completed or announced: American Realty Capital Trust III, Inc.; CapLease; and ARCT IV •Successfully completed $900 million of private placements of common stock and convertible preferred stock to provide funding for acquisitions of CapLease and GE Capital Portfolio Shareholders Benefit from Various Channels of ARCP Growth 15

Among the Lowest G&A Expenses in the REIT Industry Source: SNL Financial 2.7% 2.4% 1.7% 1.4% 1.2% 1.2% 1.0% 1.0% 0.9% 0.9% 0.9% 0.8% 0.7% 0.6% 0.5% 0.5% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% G&A as % of Gross Asset Value ARCP (3bp) (40bps) ARCP’s G&A is less than half of the REIT industry average 16

ARCP Maintains Impressive Total Returns Source: SNL Financial as of 7/22/13 51.7% 59.5% 32.4% 15.9% 13.1% -10.0% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% ARCP WPC NNN O MSCI US REIT (RMS) Total Return - Trailing 12 Months 17

ARCP offers a compelling value proposition Best-In-Class Portfolio •High quality properties, ‘Main & Main’ locations, strong tenant roster and brand identity •Stable income with outsized growth potential •Diversified by tenant, industry and geography Experienced Senior Management •Experience in managing public companies with combined enterprise value over $20 billion •Opportunity to internalize sooner than expected Strong, Flexible Balance Sheet •Low leverage •Low cost of capital •Financial capacity •Financial flexibility Value Proposition Durable Dividends, Principal Protection Outsized Growth Potential 18

Agenda Transaction Summary 5 ARCP Overview 7 ARCT IV Acquisition Overview 20 Page Appendix 26 19

Combined Company Portfolio Overview(1) Combination creates larger, higher credit, more liquid, better diversified and lower leveraged REIT Total Properties 2,414 Total Square Feet 40 million Investment Grade Tenants(2) 59% Top 10 Tenant Concentration 29% 2013 Annualized Rent $508 million Weighted Avg Remaining Lease Term 9.3 years 3Q 2013E AFFO Pay-out Ratio 80% (1)ARCP Combined Company column is pro forma for the GE portfolio, CapLease and ARCT IV acquisitions as of 6/30/13 and includes held for sale assets. (2)Includes investment grade tenants affiliated with investment grade entities as determined by a major rating agency. For purposes of this presentation, we have also included Moody’s Analytics Market Implied Ratings.

ARCP Top 10 Tenants(1): As of June 30, 2013 Tenant % of NOI Rating(2) 5.4% BBB- 4.1% A- 4.0% BBB 4.0% AA+ 3.3% BBB+ 2.7% BBB 1.8% BBB- 1.6% BBB+ Wendab Associates 1.6% NR 1.5% B 30.1% 89.7% Top 10 Tenants = 90% Investment Grade (1)As of 6/30/13 and is pro forma for the CapLease and ARCT IV transactions. (2)Includes investment grade tenants affiliated with investment grade entities as determined by a major independent rating agency. For purposes of this presentation, we have attributed the ratings of the affiliated parent company to the tenant. 21

Industry Emphasis on Essential Consumer Goods & Services



Aerospace, 0.5%
Media, 0.5%
Hotel, 0.6%
Oil & Gas, 0.8%
Consulting, 1.0%
Various, 1.1%
Auto Manufacturing, 1.2%
Telecommunications, 1.4%
Supermarket, 1.5%
Gas/Convenience, 1.7%
Consumer Goods, 1.7%
Home Maintenance, 1.8%
Auto Retail, 1.9%
Diversified Industrial, 2.2%
Financial Services, 2.3%
Freight, 3.4%
Healthcare, 4.2%
Pharmacy, 4.3%
Specialty Retail, 4.6%
Government Services, 4.7%
Family Dining, 5.7%
Insurance, 5.9%
Retail Banking, 6.9%
Discount Retail, 7.0%
Consumer Products, 7.7%
Casual Dining, 8.5%
Quick Service, 16.1%
Publishing, 0.3%
Auto Services, 0.2%
Motor Cycle, 0.2%
Storage Facility, 0.1%
Advertising, 0.0%
Parking, 0.0%
Haircare Services, 0.0%

34 Distinct Industries

Note: Assumes closing of previously announced transactions.

American Realty Capital Properties

22

Combined Company Offers Shareholders Significant Benefits •Favorable Cost of Capital: Near all-time low interest rates provide favorable acquisition environment •Liquidity and Access to Capital: Increases enterprise value and provides immediate common stock liquidity, access to capital and financial flexibility •Market support from immediate MSCI rebalancing due to increased size of ARCP •Quality of Income: Maintains focus on income quality: well-located properties tenanted by corporate credits and strong operators •59%(1) investment grade tenants •Portfolio Diversification/Earnings Stability: Increases portfolio diversification substantially, providing greater earnings stability •Focus on Essential Goods and Services: Enhances exposure to target industries, focus on essential consumer goods and services •Increased Scale: Increases portfolio scale, creating greater acquisition flexibility •Extension of Investment Strategy: Single tenant properties in “Main & Main” locations ARCT IV merger reaffirms investment strategy, creates earnings accretion and outsized growth opportunities, preserves capital investment and provides greater portfolio diversification (1)Includes investment grade tenants affiliated with investment grade entities as determined by a major rating agency and Moody’s Analytics Market Implied Ratings.

Pro Forma Capitalization Table Source: per ARCP 8-K filing as of 7/23/13; balance sheet as of 3/31/13 1 Capitalization is pro forma for the acquisitions of the GE Capital Portfolio, CapLease and ARCT IV 2 Preferred value reflects the required conversion, including an assumed cash settlement of the Series C Convertible Preferred Stock 3 Equity Value is based on a fully-diluted share count of 353.3 million and a stock price of $15.19 as of 7/22/13 and assumes the maximum cash payment for 25% of ARCT IV's common shares at a price of $30.00 per share under the current Merger Agreement 4 Annualized Pro Forma EBITDA is based on Q1 PF EBITDA of $120.4 million ($ mm)Pro FormaARCP1AdjustmentsPro FormaARCP1 (w/Convert)Cash$45$45Mortgage Notes Payable1,353 1,353 Secured Bank Debt859 859 Total Secured Debt2,212 2,212 Unsecured Credit Facility1,960 (290) 1,670 New Convertible Notes- 300 300 Other Long-term Debt32 32 Total Debt4,204 4,214 Preferred (At liquidation preference)29 9 Non-controlling Interest200 200 Equity Value35,366 5,366 Total Market Capitalization9,779 9,789 Credit MetricsAnnualized PF EBITDA4$482$482Annualized Interest Expense$152$153Net Debt / EBITDA8.6x8.7xNet Debt / Total Market Capitalization43%43%Interest Coverage3.2x3.1x 24

Agenda Transaction Summary 5 ARCP Overview 7 ARCT IV Acquisition Overview 20 Page Appendix 26 25

Non-GAAP – FFO/AFFO Reconciliation Non-GAAP – FFO/AFFO Reconciliation 2014E Low High Net Income attributable to stockholders (in accordance with GAAP) $0.60 $0.66 Depreciation and amortization $0.57 $0.57 FFO $1.17 $1.23 Acquisition and transaction related costs $0.03 $0.03 Amortization of deferred financing costs $0.01 $0.01 Straight-line rent ($0.03) ($0.03) Non-cash equity compensation expense $0.01 $0.01 AFFO $1.19 $1.25 26

Funds from Operations and Adjusted Funds from Operations ARCP considers funds from operations (“FFO”) and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and gains and losses useful indicators of the performance of a real estate investment trust (“REIT”). Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. FFO and AFFO are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, FFO and AFFO are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures, such as FFO and AFFO, have limitations in that they do not reflect all of the amounts associated with ARCP’s results of operations that would be reflected in measures determined in accordance with GAAP. These measures should only be used to evaluate ARCP's performance in conjunction with corresponding GAAP measures. Additionally, ARCP believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCP believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCP believes AFFO is useful in comparing the sustainability of their operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs. As a result, ARCP believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities. 27